Exhibit 99.1

News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Fourth Quarter and Full Year 2023 Results; Provides Fiscal Year 2024 Outlook

Fourth Quarter Fiscal 2023 Highlights

●	GAAP Results as Compared to Fourth Quarter Fiscal 2022:
o	Net sales increased 47% to $1,695 million, which includes $381 million of incremental sales attributable to acquisitions
o	Income from operations increased 38% to $187 million
o	Net income increased to $499 million from $32 million
o	Diluted EPS increased to $3.40 from $0.22
●	Non-GAAP Results as Compared to Fourth Quarter Fiscal 2022:
o	Adjusted Income from Operations(1) increased 78% to $242 million
o	Adjusted Net Income(1)increased 90% to $178 million
o	Adjusted Diluted EPS(1) increased 91% to $1.22 from $0.64
o	Adjusted EBITDA including unconsolidated joint ventures(1) increased 59% to $318 million

Full Year Fiscal 2023 Highlights

●	GAAP Results as Compared to Full Year Fiscal 2022:
o	Net sales increased 31% to $5,351 million, which includes $421 million of incremental sales attributable to acquisitions
o	Income from operations increased 98% to $882 million
o	Net income increased to $1,009 million from $201 million
o	Diluted EPS increased to $6.95 from $1.38
●	Non-GAAP Results as Compared to Full Year Fiscal 2022:
o	Adjusted Income from Operations(1) increased to $906 million from $444 million
o	Adjusted Net Income(1) increased to $679 million from $281 million
o	Adjusted Diluted EPS(1) increased to $4.68 from $1.92
o	Adjusted EBITDA including unconsolidated joint ventures(1) increased 77% to $1,226 million
●	Paid $146 million in cash dividends and repurchased $45 million of common stock

Fiscal 2024 Outlook

●	Net sales of $6.7 billion to $6.9 billion
●	Net income of $725 million to $790 million, and Diluted EPS of $4.95 to $5.40
●	Adjusted EBITDA including unconsolidated joint ventures(1) of $1,450 million to $1,525 million

EAGLE, ID (July 25, 2023) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal fourth quarter and full year 2023 results and provided its outlook for fiscal 2024.

“We finished the year with another solid quarter of top and bottom-line growth and drove record sales and earnings for fiscal 2023 through a combination of improved pricing in each of our core segments and supply chain productivity savings, all while we continued to operate in a highly difficult cost environment,” said Tom Werner, President and CEO.

“In addition, the integration of our recently-acquired European operations is well underway, and we look forward to leveraging our unified, global commercial team and production network to better serve customers and capitalize on strategic opportunities across our key markets.”

“We begin fiscal 2024 with good business momentum and believe our annual financial targets are prudent when accounting for the ongoing inflationary environment, including higher raw potato costs in each of our growing areas, and softening casual and full-service restaurant traffic in the near term as our customers and consumers continue to face challenging macro headwinds. For fiscal 2024, in addition to the incremental sales from the recently-acquired European operations, we expect to deliver solid sales growth, largely driven by pricing actions and favorable mix, and earnings growth that reflects expected improvements in performance in both our legacy Lamb Weston and European operations.”

“Despite continuing inflationary and macro headwinds, global frozen potato demand has proven resilient, and we remain confident in the health and long-term growth prospects for the category. We are committed to investing in our people, global production capacity, and operations, and believe that we will continue to be well-positioned to support our customers, drive sustainable, profitable growth, and create value for our stakeholders.”

Summary of Fourth Quarter and FY 2023 Results
($ in millions, except per share)

		Year-Over-Year		Year-Over-Year
	Q4 2023	Growth Rates	FY 2023	Growth Rates
Net sales	$1,694.9	47%	$5,350.6	31%
Income from operations	$187.0	38%	$882.1	98%
Net income	$498.8	1,459%	$1,008.9	402%
Diluted EPS	$3.40	1,445%	$6.95	404%

Adjusted Income from Operations (1)	$241.7	78%	$906.0	104%
Adjusted Net Income (1)	$178.1	90%	$679.1	142%
Adjusted Diluted EPS(1)	$1.22	91%	$4.68	144%
Adjusted EBITDA including unconsolidated joint ventures(1)	$318.1	59%	$1,226.0	77%

Q4 2023 Commentary

Net sales increased $541.8 million to $1,694.9 million, up 47 percent versus the prior year quarter, with the current year including $380.9 million of incremental sales attributable to the consolidation of the financial results of (1) Lamb-Weston/Meijer v.o.f. (“LW EMEA”), the Company’s former joint venture in Europe, following the completion of the Company’s acquisition in February 2023 of the remaining interest in LW EMEA (the “LW EMEA Acquisition”), and (2) Lamb Weston Alimentos Modernos S.A. (“LWAMSA”), the Company’s joint venture in Argentina, following the Company’s acquisition in July 2022 of an additional 40 percent interest in LWAMSA (together with the LW EMEA Acquisition, the “Acquisitions”).

Net sales, excluding the incremental sales attributable to the Acquisitions, grew 14 percent versus the prior year quarter. Price/mix increased 24 percent, reflecting the benefit of pricing actions across each of the Company’s core business segments to counter input and manufacturing cost inflation, as well as favorable mix. Volume declined 10 percent, reflecting the impacts of the Company’s efforts to exit certain lower-priced and lower-margin business as it continues to strategically manage customer and product mix, softening demand due to a slowdown in casual and full-service restaurant traffic, and inventory destocking by certain customers in international markets as well as in select U.S. retail channels.

Income from operations increased $51.0 million to $187.0 million, up 38 percent versus the prior year quarter. Adjusted Income from Operations(1), which excludes items impacting comparability, increased $105.7 million to $241.7 million, up 78 percent versus the prior year quarter. The increases were driven by higher sales and gross profit, partially offset by higher selling, general and administrative expenses (“SG&A”).

Gross profit increased $125.2 million versus the prior year quarter to $379.4 million, and included $27.0 million of costs ($20.0 million after-tax, or $0.14 per share) associated with the sale of inventory stepped-up in the LW EMEA Acquisition, and an $18.7 million ($13.9 million after-tax, or $0.09 per share) unrealized loss related to mark-to-market adjustments associated with natural gas and electricity hedging contracts at LW EMEA as commodity markets in Europe continued to experience significant volatility. The Company has identified LW EMEA Acquisition-related items and mark-to-market adjustments related to natural gas and electricity derivatives in the current and prior year quarters as items impacting comparability.

Excluding these items, gross profit increased $170.9 million, driven primarily by incremental earnings attributable to the consolidation of the financial results of LW EMEA and benefits from pricing actions, which more than offset the impact of higher costs on a per pound basis and lower sales volumes. The higher costs per pound reflected high-single-digit cost inflation for key inputs, including: raw potatoes, labor, energy, edible oils, and ingredients such as grains and starches used in product coatings. The increase in per pound costs was also driven by lower throughput at the Company’s production facilities due to increased scheduled maintenance downtimes, as well as increased write-downs of inventories. The increase in per pound costs was partially offset by lower transportation costs. The increase in gross profit was partially offset by a $31.6 million change in unrealized mark-to-market adjustments associated with commodity hedging contracts, reflecting a $31.5 million loss in the current quarter, compared with a $0.1 million gain related to these items in the prior year quarter.

SG&A increased $74.2 million versus the prior year quarter to $192.4 million, and included $9.0 million of LW EMEA Acquisition-related expenses ($9.8 million after-tax, or $0.07 per share), net of a foreign currency gain from actions taken to mitigate the effect of changes in currency rates on the purchase price. Excluding this net expense, SG&A increased $65.2 million to $183.4 million, primarily due to incremental expenses attributable to the consolidation of the financial results of LW EMEA, higher compensation and benefits expense, an $8.0 million increase in advertising and promotion (“A&P”) expenses, and higher expenses related to improving the Company’s information systems and enterprise resource planning (“ERP”) infrastructure.

Net income was $498.8 million, up $466.8 million versus the prior year quarter, and Diluted EPS was $3.40, up $3.18 versus the prior year quarter. Net income in the current quarter included a total net benefit of $320.7 million ($356.0 million before tax), or $2.18 per share, of items impacting comparability, including: a non-cash net benefit of $334.6 million ($374.7 million before tax, or $2.27 per share) related to the LW EMEA Acquisition; and a $13.9 million ($18.7 million before tax, or $0.09 per share), unrealized loss related to mark-to-market adjustments associated with natural gas and electricity hedging contracts at LW EMEA. Net income in the prior year quarter included a total net loss of $61.8 million ($61.5 million before tax), or $0.42 per share, including: a $62.7 million ($62.7 million before tax), or $0.43 per share, non-cash impairment charge to write-off the Company’s portion of LW EMEA’s net investment in its former joint venture in Russia; and a $0.9 million ($1.2 million before tax), or $0.01 per share, gain related to mark-to-market adjustments associated with natural gas and electricity hedging contracts at LW EMEA.

Adjusted Net Income(1) was $178.1 million, up $84.3 million versus the prior year quarter, and Adjusted Diluted EPS(1) was $1.22, up $0.58 versus the prior year quarter. Adjusted EBITDA including unconsolidated joint ventures(1) increased $117.5 million to $318.1 million, up 59 percent compared to the prior year quarter. Higher income from operations drove the increases.

The Company’s effective tax rate(2) in the fourth fiscal quarter was 12.6 percent, versus 41.2 percent in the prior year quarter. Excluding $35.3 million and $0.3 million of net tax expense from items impacting comparability in the fiscal fourth quarter of 2023 and 2022, respectively, the Company’s effective tax rate was 17.1 percent in the current quarter, and 19.1 percent in the prior year quarter. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes and currency, permanent differences, and discrete items.

Q4 2023 Segment Highlights

Global Summary

		Year-Over-Year
	Q4 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$1,033.4	85%	28%	57%
Segment product contribution margin(3)	$173.3	211%

Net sales for Global, which is generally comprised of the top 100 North American-based quick-service and full-service restaurant chain customers, as well as all the Company’s international sales, increased $475.0 million to $1,033.4 million, up 85 percent versus the prior year quarter, with the current year including $380.9 million of incremental sales attributable to the consolidation of the financial results of LW EMEA and LWAMSA.

Global net sales, excluding the incremental sales attributable to the Acquisitions, grew 17 percent versus the prior year quarter. The benefit of domestic and international pricing actions to counter multi-year inflationary pressures as well as favorable mix drove a 28 percent increase in price/mix. Volume declined 11 percent, largely reflecting the Company’s efforts to exit certain lower-priced and lower-margin business in international and domestic markets, as well as lower shipments in response to inventory destocking early in the quarter by certain customers in international markets to align with pre-Covid inventory stock levels.

Global product contribution margin increased $117.6 million to $173.3 million, and included $27.0 million of costs ($20.0 million after-tax, or $0.14 per share) associated with the sale of inventory stepped-up in the LW EMEA Acquisition. Excluding items impacting comparability, product contribution margin increased $144.6 million to $200.3 million, up 260 percent versus the prior year quarter. Pricing actions, incremental earnings from the consolidation of the financial results of LW EMEA, and favorable mix largely drove the increase, which was partially offset by higher costs per pound and the impact of lower volumes.

Foodservice Summary

		Year-Over-Year
	Q4 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$404.9	4%	13%	(9%)
Segment product contribution margin(3)	$139.1	(2%)

Net sales for Foodservice, which services North American foodservice distributors and restaurant chains generally outside the top 100 North American based restaurant chain customers, increased $16.5 million to $404.9 million, up 4 percent versus the prior year quarter, with price/mix up 13 percent and volume down 9 percent. Pricing actions taken in fiscal 2023 to counter inflationary pressures drove the increase in price/mix. The effect of a slowdown in restaurant traffic, especially at casual dining and other full-service establishments, along with the impact of exiting certain lower-priced and lower-margin business, drove the volume decline. Improved service levels partially offset the rate of decline.

Foodservice product contribution margin decreased $2.7 million to $139.1 million, down 2 percent compared to the prior year quarter. Higher costs per pound and the impact of lower volumes more than offset the benefit of pricing actions.

Retail Summary

		Year-Over-Year
	Q4 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$220.6	25%	35%	(10%)
Segment product contribution margin(3)	$83.1	100%

Net sales for Retail, which includes sales of branded and private label products to grocery, mass merchant, and club customers in North America, increased $44.7 million to $220.6 million, up 25 percent versus the prior year quarter. Pricing actions taken in fiscal 2023 across the branded and private label portfolios to counter inflationary pressures drove a 35 percent increase in price/mix. Volume fell 10 percent, reflecting certain customers in select retail channels temporarily lowering prices to reduce private label inventories, as well as acceptable volume elasticity in response to the Company’s previous pricing actions.

Retail product contribution margin increased $41.5 million to $83.1 million, up 100 percent versus the prior year quarter. Pricing actions drove the increase, which was partially offset by higher costs per pound, the impact of lower volumes, and higher A&P expenses.

Equity Method Investment Earnings (Loss)

Equity method investment earnings from unconsolidated joint ventures in Europe and the U.S. were earnings of $416.6 million and a loss of $56.7 million for the fourth quarter of fiscal 2023 and 2022, respectively. The results in the current quarter include a $410.7 million ($364.4 million after-tax, or $2.48 per share) non-cash gain related to remeasuring the Company’s initial 50 percent ownership interest in LW EMEA to fair value. The results in the prior year quarter include a $62.7 million (before and after-tax, or $0.43 per share) non-cash impairment charge to write-off the Company’s portion of LW EMEA’s net investment in its former joint venture in Russia, and a $1.2 million ($0.9 million after-tax, or $0.01 per share) unrealized gain in the prior year quarter related to mark-to-market adjustments associated with natural gas and electricity derivatives at LW EMEA.

Excluding these items, equity method investments increased $1.1 million compared to the prior year quarter, reflecting favorable price/mix, partially offset by higher costs per pound, in both Europe and the U.S.

Fiscal Year 2023 Commentary

Net sales increased $1,251.7 million to $5,350.6 million, up 31 percent versus fiscal 2022, with the current year including $421.0 million of incremental sales attributable to the consolidation of the financial results of LW EMEA and LWAMSA beginning in the fourth and first quarters of fiscal 2023, respectively. Net sales, excluding the incremental sales attributable to the Acquisitions, grew 20 percent versus the prior year. Price/mix increased 26 percent, reflecting the benefit of pricing actions across each of the Company’s core business segments to counter input and manufacturing cost inflation. Volume decreased 6 percent, largely reflecting the Company’s efforts to exit certain lower-priced and lower-margin business as it continued to strategically manage customer and product mix, as well as softer demand due to a slowdown in casual and full-service restaurant traffic. To a lesser extent, in late fiscal 2023, inventory destocking by certain customers in international markets as well as in select U.S. retail channels contributed to the volume decline.

Income from operations increased $437.7 million to $882.1 million, up 98 percent from the prior year. Adjusted Income from Operations(1) increased $461.6 million to $906.0 million, up 104 percent from the prior year. Higher sales and gross profit drove the increases, which were partially offset by higher SG&A.

Gross profit increased $600.1 million versus fiscal 2022 to $1,432.1 million, and included the combined $45.7 million ($33.9 million after-tax, or $0.23 per share) of costs impacting comparability in the fiscal fourth quarter described above.

Excluding items impacting comparability, gross profit increased $645.8 million, driven primarily by the benefits from pricing actions more than offsetting the impacts of higher costs on a per pound basis and lower volumes. Incremental earnings from the consolidation of the financial results of LW EMEA beginning in the fiscal fourth quarter also contributed to the increase. The higher costs per pound primarily reflected double-digit cost inflation for key inputs, including: raw potatoes, edible oils, ingredients such as grains and starches used in product coatings, labor, and energy. The increase in gross profit was partially offset by a $29.0 million change in unrealized mark-to-market adjustments associated with commodity hedging contracts, reflecting a $38.5 million loss in the current year, compared with a $9.5 million loss related to these items in the prior year.

SG&A increased $162.4 million versus fiscal 2022, and included a net $21.8 million gain ($12.2 million after-tax, or $0.08 per share) related to actions taken to mitigate the effect of changes in currency rates on the purchase price of LW EMEA, net of other acquisition-related costs. Excluding this net gain, SG&A increased $184.2 million to $571.8 million, primarily due to higher compensation and benefits expense, incremental expenses attributable to the consolidation of the financial results of LW EMEA in the fiscal fourth quarter, higher expenses related to improving the Company’s information systems and ERP infrastructure, and a $15.5 million increase in A&P expenses.

Net income was $1,008.9 million, up $808.0 million versus the prior year, and Diluted EPS was $6.95, up $5.57 versus the prior year. Net income in fiscal 2023 included a total net benefit of $329.8 million ($364.1 million before tax), or $2.27 per share, of items impacting comparability, including: a $356.6 million ($405.5 million before tax), or $2.46 per share, non-cash net gain related to the LW EMEA Acquisition and a $15.1 million (before and after-tax), or $0.10 per share, non-cash gain related to the Company’s acquisition of LWAMSA, with these gains partially offset by a $41.9 million ($56.5 million before tax), or $0.29 per share, unrealized loss related to mark-to-market adjustments associated with natural gas and electricity hedging contracts at LW EMEA. Net income in fiscal 2022 was partially offset by a total net loss of $79.7 million ($84.3 million before tax), or $0.54 per share, of items impacting comparability, including: a $62.7 million (before and after-tax), or $0.43 per share, non-cash impairment charge to write-off the Company’s portion of LW EMEA’s net investment in its former joint venture in Russia; a $40.5 million ($53.3 million before tax), or $0.27 per share, loss associated with the extinguishment of debt; and a $23.5 million ($31.7 million before tax), or $0.16 per share, unrealized gain related to mark-to-market adjustments associated with natural gas and electricity hedging contracts at LW EMEA.

Adjusted Net Income(1) was $679.1 million, up $398.5 million versus the prior year, and Adjusted Diluted EPS(1) was $4.68, up $2.76 versus the prior year. Adjusted EBITDA including unconsolidated joint ventures(1) increased $532.0 million to $1,226.0 million, up 77 percent compared to the prior year. Higher income from operations drove the increases.

The Company’s effective tax rate(2) for fiscal 2023 was 18.2 percent, versus 26.3 percent in fiscal 2022. Excluding $34.3 million of net tax expense and a $4.6 million benefit from items impacting comparability in fiscal 2023 and 2022, respectively, the Company’s effective tax rate was 21.8 percent for fiscal 2023, and 21.4 percent in fiscal 2022. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes and currency, permanent differences, and discrete items.

Fiscal Year 2023 Segment Highlights

Global Summary

		Year-Over-Year
	FY 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$2,934.4	42%	27%	15%
Segment product contribution margin(3)	$595.5	136%

Net sales for Global increased $870.2 million to $2,934.4 million, up 42 percent compared to the prior year, with the current year including $421.0 million of incremental sales attributable to the consolidation of the financial results of LW EMEA and LWAMSA. Net sales, excluding the incremental sales attributable to the Acquisitions, grew 22 percent versus the prior year. The benefit of domestic and international pricing actions to counter multi-year inflationary pressures, as well as favorable mix, drove a 27 percent increase in price/mix. Volume declined 5 percent, largely reflecting the Company’s efforts to exit certain lower-priced and lower-margin business in international and domestic markets, and to a lesser extent, lower shipments in response to inventory destocking by certain customers in international markets late in fiscal 2023.

Global product contribution margin increased $343.3 million to $595.5 million, up 136 percent compared to the prior year, and included $27.0 million ($20.0 million after-tax, or $0.14 per share) of costs associated with the sale of inventory stepped-up in the LW EMEA Acquisition.

Excluding this item, product contribution margin increased $370.3 million to $622.5 million, up 147 percent versus the prior year. Pricing actions, incremental earnings from the consolidation of the financial results of LW EMEA, and favorable mix drove the increase, which was partially offset by higher costs per pound.

Foodservice Summary

		Year-Over-Year
	FY 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$1,489.1	13%	22%	(9%)
Segment product contribution margin(3)	$551.0	23%

Net sales for Foodservice increased $170.9 million to $1,489.1 million, up 13 percent compared to the prior year, with price/mix up 22 percent and volume down 9 percent. The carryover benefits of pricing actions taken in the prior year, as well as actions taken in fiscal 2023, to counter inflationary pressures drove the increase in price/mix. The impact of exiting certain lower-priced and lower-margin business and a slowdown in casual dining and other full-service restaurant traffic drove the volume decline.

Foodservice product contribution margin increased $101.7 million to $551.0 million, up 23 percent compared to the prior year. Pricing actions drove the increase, which was partially offset by higher costs per pound and the impact of lower volumes.

Retail Summary

		Year-Over-Year
	FY 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$797.7	34%	38%	(4%)
Segment product contribution margin(3)	$280.1	156%

Net sales for Retail increased $203.1 million to $797.7 million, up 34 percent compared to the prior year. The carryover benefits of pricing actions taken in the prior year, as well as actions taken in fiscal 2023, across the branded and private label portfolios to counter inflationary pressures drove a 38 percent increase in price/mix. Volume fell 4 percent, largely driven by the impact of exiting certain low-margin, private label business, and to a lesser extent, the impact of certain customers in select retail channels taking actions to reduce private label inventories in late fiscal 2023.

Retail product contribution margin increased $170.7 million to $280.1 million, up 156 percent compared to the prior year. Pricing actions drove the increase, which was partially offset by higher costs per pound.

Equity Method Investment Earnings (Loss)

Equity method investment earnings (loss) from unconsolidated joint ventures in Europe and the U.S. were earnings of $460.6 million and a loss of $10.7 million for fiscal 2023 and 2022, respectively. The fiscal 2023 results include non-cash gains on the acquisitions of interests in the Company’s LW EMEA and LWAMSA joint ventures of $425.8 million ($379.5 million after-tax or $2.62 per share), as well as a $31.1 million unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts at LW EMEA, of which $37.8 million ($28.0 million after-tax, or $0.19 per share) related to losses in natural gas and electricity derivatives. Equity method investment gains in the prior year included a $26.5 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts, of which $31.7 million ($23.5 million after-tax, or $0.16 per share) related to gains in natural gas and electricity derivatives. Equity method investment earnings in fiscal 2022 also included a $62.7 million (before and after-tax, or $0.43 per share) non-cash impairment charge to write-off the Company’s portion of LW EMEA’s net investment in its former joint venture in Russia.

Excluding these items (non-cash acquisition gains and impairment charge, and mark-to-market adjustments related to natural gas and electricity derivatives), and the other mark-to-market adjustments, earnings from equity method investments increased $52.3 million compared to the prior year, reflecting the benefit of pricing actions, partially offset by higher manufacturing costs, in both Europe and the U.S.

Liquidity and Cash Flows

At the end of fiscal 2023, the Company had $304.8 million of cash and cash equivalents, with no borrowings outstanding under its $1.0 billion U.S. revolving credit facility.

Net cash provided by operating activities for fiscal 2023 was $761.7 million, up $343.1 million versus the prior year due to higher earnings and cash provided by working capital. Capital expenditures during fiscal 2023 were $736.0 million, up $429.6 million versus the prior year, primarily reflecting increased investments to support capacity expansion projects and to upgrade the Company’s information systems and ERP infrastructure.

Capital Returned to Shareholders

During fiscal 2023, the Company returned $146.1 million to shareholders through cash dividends and $45.0 million through share repurchases, with an aggregate of 569,698 shares repurchased at an average price per share of $78.99.

Fiscal 2024 Outlook

FY 2024 Outlook Summary

Net Sales	$6.7 billion to $6.9 billion

Net Income	$725 million to $790 million

Diluted Earnings Per Share	$4.95 to $5.40

Adjusted EBITDA including unconsolidated joint ventures (1)	$1,450 million to $1,525 million

Interest expense	Approximately $165 million

Depreciation and amortization expense	Approximately $325 million

Effective tax rate(2) (full year)	23% to 24%

Cash used for capital expenditures	$800 million to $900 million

For fiscal 2024, the Company expects:

●	Net sales of $6.7 billion to $6.9 billion, including $1.0 billion to $1.1 billion of incremental sales attributable to the consolidation of the financial results of LW EMEA during the first three quarters of the fiscal year. The Company is targeting net sales, excluding those incremental sales attributable to the LW EMEA Acquisition, to grow 6.5 percent to 8.5 percent, and to be largely driven by pricing actions. Sales volumes are expected to be pressured by the Company’s continuing efforts to strategically manage customer and product mix by exiting certain lower-priced and lower-margin business, as well as ongoing softening restaurant traffic trends in the U.S. and other key markets due to macroeconomic headwinds.

●	Net income of $725 million to $790 million, Diluted EPS of $4.95 to $5.40, and Adjusted EBITDA including unconsolidated joint ventures(1) of $1,450 million to $1,525 million (+21% using the mid-point). The Company expects higher sales and gross profit will largely drive earnings growth. The Company expects gross profit growth will be partially offset by higher SG&A, which is expected to be $765 million to $775 million, largely reflecting: incremental expense attributable to the consolidation of the financial results of LW EMEA; increased investments to upgrade the Company’s information systems and ERP infrastructure; the non-cash amortization of intangible assets associated with the LW EMEA Acquisition; and higher compensation and benefits expense due to increased headcount.

●	Cash used for capital expenditures of $800 million to $900 million as the Company continues construction of previously-announced capacity expansion efforts in China, Idaho, the Netherlands and Argentina, as well as capital investments to upgrade its information systems and ERP infrastructure.

Fiscal 2024 Segment Realignment

Effective May 29, 2023, in connection with the Company’s recent acquisitions and to align with its expanded global footprint, management, including the Company’s chief executive officer, who is its chief operating decision maker, began managing the Company’s operations as two business segments based on management’s change to the way it monitors performance, aligns strategies, and allocates resources. This resulted in a change from four reportable segments to two (North America and International), effective the beginning of fiscal 2024. All summary financial information on a prospective basis will be presented under the new reportable segments beginning with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending August 27, 2023.

End Notes

(1)	Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see “Non-GAAP Financial Measures” and the table titled “Segment Information” included in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its fourth quarter fiscal 2023 results at 10:00 a.m. EDT today, July 25, 2023. Participants in the U.S. and Canada may access the conference call by dialing 888-254-3590 and participants outside the U.S. and Canada should dial +1-323-794-2588. The conference ID is 3666802. The conference call also may be accessed live on the internet. Participants can register for the event at:

https://event.webcasts.com/starthere.jsp?ei=1620282&tp_key=e952db45f7

A rebroadcast of the conference call will be available beginning on Wednesday, July 26, 2023, after 2:00 p.m. EDT at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented product contribution margin on a consolidated basis, Adjusted EBITDA, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and adjusted interest expense, income tax expense, and equity method investment earnings, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, income from operations, net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.

Product contribution margin is one of the primary measures reported to the Company’s chief operating decision maker for purposes of allocating resources to the Company’s segments and assessing their performance. Product contribution margin represents net sales less cost of sales and A&P expenses. Product contribution margin includes A&P expenses because those expenses are directly associated with the performance of the Company’s segments. Product contribution margin, when presented on a consolidated basis, is a non-GAAP financial measure. The Company’s management also uses Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures.

Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company's core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company's underlying business than could be obtained absent these disclosures.

The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including non-GAAP Adjusted EBITDA including unconsolidated joint ventures. The Company cannot predict certain items that are included in reported GAAP results, including items such as strategic developments, acquisition and integration costs and related fair value adjustments, impacts of currency and commodity hedging activities, and other items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis, can be highly variable and could potentially have significant impacts on the Company’s GAAP measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking non-GAAP Adjusted EBITDA including unconsolidated joint ventures to GAAP net income has not been provided.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “believe,” “will,” “continue,” “deliver,” “drive,” “provide,” “face,” “leverage,” “serve,” “capitalize,” “grow,” “remain,” “invest,” “support,” “create,” “manage,” “outlook,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, capital expenditures and investments, operational costs, pricing actions, gross margins, productivity, integration of LW EMEA, and business and financial outlook and prospects, inflation, the Company’s industry, and global economic conditions. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the availability and prices of raw materials and other commodities; labor shortages and other operational challenges; an uncertain general economic environment, including inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for the Company’s products; risks related to disruption of management time from ongoing business operations due to integration efforts related to the LW EMEA Acquisition; failure to realize the benefits expected from the LW EMEA Acquisition; the effect of the LW EMEA Acquisition on the Company’s ability to retain customers and retain and hire key personnel, maintain relationships with suppliers and on its operating results and businesses generally; risks associated with integrating acquired businesses, including LW EMEA; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company operates; political and economic conditions of the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by the war in Ukraine and the possible related heightening of the Company’s other known risks; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with other possible acquisitions; the Company’s debt levels; changes in the Company’s relationships with its growers or significant customers; actions of governments and regulatory factors affecting the Company’s businesses; the ultimate outcome of litigation or any product recalls; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 28,	May 29,	May 28,	May 29,
	2023 (1)	2022	2023 (1)	2022
Net sales	$1,694.9	$1,153.1	$5,350.6	$4,098.9
Cost of sales	1,315.5	898.9	3,918.5	3,266.9
Gross profit (2)	379.4	254.2	1,432.1	832.0
Selling, general and administrative expenses	192.4	118.2	550.0	387.6
Income from operations	187.0	136.0	882.1	444.4
Interest expense, net (3)	32.8	24.9	109.2	161.0
Income before income taxes and equity method earnings	154.2	111.1	772.9	283.4
Income tax expense	72.0	22.4	224.6	71.8
Equity method investment earnings (loss) (4)	416.6	(56.7)	460.6	(10.7)
Net income	$498.8	$32.0	$1,008.9	$200.9
Earnings per share:
Basic	$3.42	$0.22	$6.98	$1.38
Diluted	$3.40	$0.22	$6.95	$1.38
Dividends declared per common share	$0.280	$0.245	$1.050	$0.960
Weighted average common shares outstanding:
Basic	145.9	144.5	144.5	145.5
Diluted	146.8	145.0	145.2	145.9

(1)	On February 28, 2023, the Company acquired the remaining 50 percent interest of LW EMEA and began consolidating its financial results in the Consolidated Statement of Earnings as of that date. Prior to the completion of the LW EMEA Acquisition, its results were recorded in “Equity method investment earnings (loss).” Net income for the thirteen and fifty-two weeks ended May 28, 2023, included $334.6 million or $2.27 per share of after-tax ($374.7 million before tax) net gains and $356.6 million or $2.46 per share of after-tax ($405.5 million before tax) net gains related to the acquisition, respectively:
a.	$20.0 million or $0.14 per share of after-tax costs ($27.0 million before tax) related to the step-up and sale of inventory recorded in “Cost of sales” in the Consolidated Statements of Earnings for both the thirteen and fifty-two weeks ended May 28, 2023. Under GAAP, the Company is required to value the inventory acquired at fair value. This reduced the profit on the sale of the acquired inventory to that portion attributable to the selling and production effort.
b.	$9.8 million or $0.07 per share after-tax ($9.0 million before tax) and $12.2 million or $0.08 per share after-tax ($21.8 million before tax) of net acquisition-related expenses recorded in “Selling, general and administrative expenses” for the thirteen and fifty-two weeks ended May 28, 2023, respectively. These items are related to acquisition expenses, net of a foreign currency gain for actions taken to mitigate the effect of changes in currency rates on the purchase price.
c.	The thirteen and fifty-two weeks ended May 28, 2023, included a $364.4 million, or $2.48 per share and $2.52 per share, respectively, after-tax non-cash gain ($410.7 million before tax) recorded in “Equity method investment earnings” related to the remeasurement of the Company’s initial 50 percent equity interest to fair value.
(2)	The thirteen and fifty-two weeks ended May 28, 2023, included an $18.7 million unrealized loss ($13.9 million after-tax, or $0.09 per share and $0.10 per share, respectively) related to mark-to-market adjustments associated with natural gas and electricity hedging contracts at LW EMEA.
(3)	Interest expense, net, for the fifty-two weeks ended May 29, 2022, included a loss on the extinguishment of debt of $53.3 million ($40.5 million after-tax, or $0.27 per share), which included an aggregate call premium of $39.6 million related to the redemption of the Company’s 4.625% senior notes due 2024 and 4.875% senior notes due 2026, and the write-off of $13.7 million of previously unamortized debt issuance costs associated with those notes.
(4)	Equity method investment earnings (loss) for the fifty-two weeks ended May 28, 2023, included a $425.8 million gain ($379.5 million after-tax, or $2.62 per share) related to the remeasurement of the Company’s initial equity interests to fair value including $410.7 million ($364.4 million after-tax or $2.52 per share) for the LW EMEA Acquisition discussed in (1) above and a $15.1 million gain (before and after-tax), or $0.10 per share) in connection with the acquisition of an additional 40 percent equity interest in LWAMSA. These gains were partially offset by a $37.8 million unrealized loss ($28.0 million after-tax, or $0.19 per share), related to mark-to-market adjustments associated with changes in natural gas and electricity derivatives.

The thirteen and fifty-two weeks ended May 29, 2022, included a non-cash impairment charge of $62.7 million (before and after-tax, or $0.43 per share) related to LW EMEA’s withdrawal from its former joint venture in Russia. The thirteen and fifty-two weeks ended May 29, 2022, also included a $1.2 million unrealized gain ($0.9 million after-tax, or $0.01 per share) and $31.7 million unrealized gain ($23.5 million after-tax, or $0.16 per share), respectively, related to mark-to-market adjustments associated with changes in natural gas and electricity derivatives.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, in millions, except share data)

	May 28,	May 29,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$304.8	$525.0
Receivables, less allowance for doubtful accounts of $2.6 and $1.1	724.2	447.3
Inventories	932.0	574.4
Prepaid expenses and other current assets	166.2	112.9
Total current assets	2,127.2	1,659.6
Property, plant and equipment, net	2,808.0	1,579.2
Operating lease assets	146.1	119.0
Equity method investments	43.5	257.4
Goodwill	1,040.7	318.0
Intangible assets, net	110.2	33.7
Other assets	244.1	172.9
Total assets (1)	$6,519.8	$4,139.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$158.5	$—
Current portion of long-term debt and financing obligations	55.3	32.2
Accounts payable	636.6	402.6
Accrued liabilities	509.8	264.3
Total current liabilities	1,360.2	699.1
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,248.4	2,695.8
Deferred income taxes	252.1	172.5
Other noncurrent liabilities	247.8	211.9
Total long-term liabilities	3,748.3	3,080.2
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 150,293,511 and 148,045,584 shares issued	150.3	148.0
Treasury stock, at cost, 4,627,828 and 3,974,156 common shares	(314.3)	(264.1)
Additional distributed capital	(558.6)	(813.3)
Retained earnings	2,160.7	1,305.5
Accumulated other comprehensive loss	(26.8)	(15.6)
Total stockholders’ equity	1,411.3	360.5
Total liabilities and stockholders’ equity (1)	$6,519.8	$4,139.8

(1)	The changes in the Company’s Consolidated Balance Sheet, compared with May 29, 2022, relate primarily to the completion of the LW EMEA Acquisition and liabilities incurred to fund the LW EMEA Acquisition. The Company increased assets approximately $1.9 billion and liabilities approximately $500 million in total based on the fair values on the acquisition date. In addition, the Company incurred $450.0 million of new net borrowings, which were used to fund a portion of the purchase price for the LW EMEA Acquisition and for general corporate purposes, and also issued approximately 2.0 million shares of common stock as additional consideration for the acquisition. For more information about the LW EMEA Acquisition, see Note 3, Acquisitions, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of the Company’s fiscal 2023 Annual Report on Form 10-K.

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, in millions)

	Fifty-Two Weeks Ended
	May 28,	May 29,
	2023	2022
Cash flows from operating activities
Net income	$1,008.9	$200.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	222.8	192.1
Loss on extinguishment of debt	—	53.3
Stock-settled, stock-based compensation expense	38.5	21.3
Gain on acquisition of interests in joint ventures	(425.8)	—
Equity method investment earnings in excess of distributions	(35.7)	29.9
Deferred income taxes	0.4	13.5
Foreign currency remeasurement (gain) loss	(21.7)	0.5
Other	23.9	(7.0)
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(53.6)	(76.3)
Inventories	(125.1)	(63.0)
Income taxes payable/receivable, net	(12.3)	11.6
Prepaid expenses and other current assets	1.8	(6.8)
Accounts payable	83.1	16.5
Accrued liabilities	56.5	32.1
Net cash provided by operating activities	$761.7	$418.6
Cash flows from investing activities
Additions to property, plant and equipment	(654.0)	(290.1)
Additions to other long-term assets	(82.0)	(16.3)
Acquisition of interests in joint ventures, net	(610.4)	—
Other	5.5	(4.1)
Net cash used for investing activities	$(1,340.9)	$(310.5)
Cash flows from financing activities
Proceeds from issuance of debt	529.5	1,676.1
Repayments of debt and financing obligations	(32.6)	(1,698.1)
Dividends paid	(146.1)	(138.4)
Repurchase of common stock and common stock withheld to cover taxes	(51.6)	(158.4)
Payments of senior notes call premium	—	(39.6)
Proceeds (repayments) of short-term borrowings, net	41.4	—
Other	0.2	(5.0)
Net cash provided by (used for) financing activities	$340.8	$(363.4)
Effect of exchange rate changes on cash and cash equivalents	18.2	(3.2)
Net decrease in cash and cash equivalents	(220.2)	(258.5)
Cash and cash equivalents, beginning of period	525.0	783.5
Cash and cash equivalents, end of period	$304.8	$525.0

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
			Year-Over-
	May 28,	May 29,	Year Growth
	2023	2022	Rates	Price/Mix	Volume
Segment net sales
Global (1)	$1,033.4	$558.4	85%	28%	57%
Foodservice	404.9	388.4	4%	13%	(9%)
Retail	220.6	175.9	25%	35%	(10%)
Other	36.0	30.4	18%	1%	17%
	$1,694.9	$1,153.1	47%	24%	23%

Segment product contribution margin (2)
Global (1)	$173.3	$55.7	211%
Foodservice	139.1	141.8	(2%)
Retail	83.1	41.6	100%
Other (3)	(30.4)	8.8	(445%)
	365.1	247.9	47%
Add: Advertising and promotion expenses	14.3	6.3	127%
Gross profit	$379.4	$254.2	49%

	Fifty-Two Weeks Ended
			Year-Over-
	May 28,	May 29,	Year Growth
	2023	2022	Rates	Price/Mix	Volume
Segment net sales
Global (1)	$2,934.4	$2,064.2	42%	27%	15%
Foodservice	1,489.1	1,318.2	13%	22%	(9%)
Retail	797.7	594.6	34%	38%	(4%)
Other	129.4	121.9	6%	4%	2%
	$5,350.6	$4,098.9	31%	26%	5%

Segment product contribution margin (2)
Global (1)	$595.5	$252.2	136%
Foodservice	551.0	449.3	23%
Retail	280.1	109.4	156%
Other (3)	(28.9)	2.2	(1,414%)
	1,397.7	813.1	72%
Add: Advertising and promotion expenses	34.4	18.9	82%
Gross profit	$1,432.1	$832.0	72%

(1)	In July 2022, the Company acquired an additional 40 percent interest in LWAMSA. In February 2023, the Company completed the acquisition of the remaining equity interest in LW EMEA. The Company consolidated the financial results of those entities in the Company’s consolidated financial statements beginning in the first and fourth quarters of fiscal 2023, respectively. The results of LWAMSA and LW EMEA are included in the Company’s Global segment beginning as of those respective periods.
(2)	Product contribution margin, when presented on a consolidated basis, is a non-GAAP financial measure. See “Non-GAAP Financial Measures” in this press release for a description and the table above for a reconciliation of product contribution margin on a consolidated basis to gross profit.
(3)	The Other segment primarily includes the Company’s vegetable and dairy businesses and unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts. Unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts reported in the Other segment included a loss of $34.2 million and a gain of $3.7 million for the thirteen weeks ended May 28, 2023 and May 29, 2022, respectively; and losses of $48.4 million and $10.4 million for the fifty-two weeks ended May 28, 2023 and May 29, 2022, respectively. Excluding these mark-to-market adjustments and realized settlements, Other segment product contribution margin declined $1.2 million and increased $6.9 million for the thirteen and fifty-two weeks ended May 28, 2023, respectively.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

				Equity
	Income		Income	Method
	From	Interest	Tax Expense	Investment		Diluted
Thirteen Weeks Ended May 28, 2023	Operations	Expense	(Benefit) (1)	Earnings (Loss)	Net Income	EPS
As reported	$187.0	$32.8	$72.0	$416.6	$498.8	$3.40
Items impacting comparability (2):
LW EMEA acquisition-related items:
Gain on acquisition	—	—	(46.3)	(410.7)	(364.4)	(2.48)
Inventory step-up	27.0	—	7.0	—	20.0	0.14
Acquisition expenses, net	9.0	—	(0.8)	—	9.8	0.07
Total LW EMEA acquisition-related items impacting comparability	36.0	—	(40.1)	(410.7)	(334.6)	(2.27)
LW EMEA derivative losses/(gains)	18.7	—	4.8	—	13.9	0.09
Total items impacting comparability	54.7	—	(35.3)	(410.7)	(320.7)	(2.18)
Adjusted (3)	$241.7	$32.8	$36.7	$5.9	$178.1	$1.22

Thirteen Weeks Ended May 29, 2022
As reported	$136.0	$24.9	$22.4	$(56.7)	$32.0	$0.22
Items impacting comparability (2):
LW EMEA derivative losses/(gains)	—	—	(0.3)	(1.2)	(0.9)	(0.01)
Write-off of net investment in Russia	—	—	—	62.7	62.7	0.43
Total items impacting comparability	—	—	(0.3)	61.5	61.8	0.42
Adjusted (3)	$136.0	$24.9	$22.1	$4.8	$93.8	$0.64

Fifty-Two Weeks Ended May 28, 2023
As reported	$882.1	$109.2	$224.6	$460.6	$1,008.9	$6.95
Items impacting comparability (2):
LW EMEA acquisition-related items:
Gain on acquisition	—	—	(46.3)	(410.7)	(364.4)	(2.52)
Inventory step-up	27.0	—	7.0	—	20.0	0.14
Acquisition expenses, net	(21.8)	—	(9.6)	—	(12.2)	(0.08)
Total LW EMEA acquisition-related items impacting comparability	5.2	—	(48.9)	(410.7)	(356.6)	(2.46)
Gain on acquisition of interest in LWAMSA	—	—	—	(15.1)	(15.1)	(0.10)
LW EMEA derivative losses/(gains)	18.7	—	14.6	37.8	41.9	0.29
Total items impacting comparability	23.9	—	(34.3)	(388.0)	(329.8)	(2.27)
Adjusted (3)	$906.0	$109.2	$190.3	$72.6	$679.1	$4.68

Fifty-Two Weeks Ended May 29, 2022
As reported	$444.4	$161.0	$71.8	$(10.7)	$200.9	$1.38
Items impacting comparability (2):
LW EMEA derivative losses/(gains)	—	—	(8.2)	(31.7)	(23.5)	(0.16)
Write-off of net investment in Russia	—	—	—	62.7	62.7	0.43
Loss on extinguishment of debt	—	(53.3)	12.8	—	40.5	0.27
Total items impacting comparability	—	(53.3)	4.6	31.0	79.7	0.54
Adjusted (3)	$444.4	$107.7	$76.4	$20.3	$280.6	$1.92

(1)	Items impacting comparability are tax effected at the marginal rate based on the applicable tax jurisdiction.

(2)	See footnotes (1), (2), (3), and (4) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(3)	See “Non-GAAP Financial Measures” in this press release for additional information.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures, which are non-GAAP financial measures. The following table reconciles net income to Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 28,	May 29,	May 28,	May 29,
	2023	2022	2023	2022
Net income	$498.8	$32.0	$1,008.9	$200.9
Equity method investment loss (earnings) (1)	(416.6)	56.7	(460.6)	10.7
Interest expense, net	32.8	24.9	109.2	161.0
Income tax expense	72.0	22.4	224.6	71.8
Income from operations	187.0	136.0	882.1	444.4
Depreciation and amortization	68.2	48.5	218.3	187.3
Items impacting comparability
Acquisition-related items, net (1)	9.0	—	(21.8)	—
LW EMEA derivative losses/(gains) (1)	18.7	—	18.7	—
Inventory step-up (1)	27.0	—	27.0	—
Adjusted EBITDA (2)	309.9	184.5	1,124.3	631.7

Unconsolidated Joint Ventures (3)
Equity method investment earnings (loss)	416.6	(56.7)	460.6	(10.7)
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	2.3	11.3	29.1	42.0
Items impacting comparability
LW EMEA derivative losses/(gains) (1)	—	(1.2)	37.8	(31.7)
Gain on acquisitions (1)	(410.7)	—	(425.8)	—
Write-off of net investment in Russia (1)	—	62.7	—	62.7
Add: Adjusted EBITDA from unconsolidated joint ventures	8.2	16.1	101.7	62.3

Adjusted EBITDA including unconsolidated joint ventures (2)	$318.1	$200.6	$1,226.0	$694.0

(1)	See footnotes (1), (2), (3) and (4) to the Consolidated Statements of Earnings for a discussion of the items impacting comparability.

(2)	See “Non-GAAP Financial Measures” in this press release for additional information.

(3)	As of the end of the fiscal 2023, Lamb Weston held a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting. Lamb Weston accounted for its investment in LWAMSA and LW EMEA under the equity method of accounting until July 2022 and February 2023, respectively, when Lamb Weston acquired majority ownership and began to account for the investments by consolidating their respective financial results in Lamb Weston’s consolidated financial statements. See Note 4, Joint Venture Investments, of the Notes to Consolidated Financial Statements in the Company’s fiscal 2023 Annual Report on Form 10-K, for more information.